Exhibit 99.2

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Millions)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues	$86	$83
Operating Costs and Expenses
Operations and maintenance	4	4
Depreciation and amortization	27	27
Taxes, other than income taxes	7	7
Total Operating Costs and Expenses	38	38
Operating Income	48	45

Interest expense, net	(21)	(25)
Net Income	$27	$20

The accompanying notes are an integral part of these financial statements.

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions)

	March 31,	December 31,
	2014	2013
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$40	$7
Accounts receivable	30	30
Inventories	4	4
Regulatory assets	26	28
Fair value of derivative contracts	6	4
Other current assets	1	3
Total current assets	107	76

Property, plant and equipment, net	3,448	3,470
Regulatory assets	81	86
Unamortized debt issuance costs	9	9
Deferred charges and other assets	4	4
Total Assets	$3,649	$3,645

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current portion of debt	$72	$72
Accounts payable	4	9
Fair value of derivative contracts	32	30
Accrued interest	30	15
Accrued taxes, other than income	7	—
Other current liabilities	7	4
Total current liabilities	152	130

Long-term liabilities and deferred credits
Long-term debt	1,201	1,219
Fair value of derivative contracts	50	49
Other long-term liabilities and deferred credits	18	18
Total long-term liabilities and deferred credits	1,269	1,286
Total Liabilities	1,421	1,416

Commitments and contingencies (Note 4)
Members’ Equity	2,228	2,229
Total Liabilities and Members’ Equity	$3,649	$3,645

The accompanying notes are an integral part of these financial statements.

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash Flows From Operating Activities
Net Income	$27	$20
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27	27
Amortization of debt issuance costs	1	1
Amortization of loss on reacquired debt	7	7
Changes in components of working capital:
Accounts payable	(5)	(2)
Accrued interest	15	15
Accrued taxes, other than income	7	7
Other current assets and liabilities	4	(1)
Net change in derivative instrument assets and liabilities	1	—
Other long-term assets and liabilities	(4)	1
Net Cash Provided by Operating Activities	80	75
Cash Flows From Investing Activities
Capital expenditures	(1)	(1)
Net Cash Used in Investing Activities	(1)	(1)
Cash Flows From Financing Activities
Repayments of debt	(18)	(18)
Distributions to common interest holder	(6)	(14)
Distributions to preferred interest holders	(22)	(22)
Net Cash Used in Financing Activities	(46)	(54)
Net Increase in Cash and Cash Equivalents	33	20
Cash and Cash Equivalents, beginning of period	7	10
Cash and Cash Equivalents, end of period	$40	$30

The accompanying notes are an integral part of these financial statements.

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(In Millions)
(Unaudited)

	Common Interest	Preferred Interest	Total
December 31, 2012	$1,492	$768	$2,260
Net (Loss) Income	(2)	22	20
Distributions	(14)	(22)	(36)
March 31, 2013	$1,476	$768	$2,244

December 31, 2013	$1,461	$768	$2,229
Net Income	5	22	27
Distributions	(6)	(22)	(28)
March 31, 2014	$1,460	$768	$2,228

The accompanying notes are an integral part of these financial statements.

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. General
Organization

We are a Delaware limited liability company organized in November 2007 to own and operate Ruby Pipeline, L.L.C. When we refer to “us,” “we,” “our,” or “ours,” we are describing Ruby Pipeline Holding Company, L.L.C. and/or our subsidiaries. As of March 31, 2014, we are equally owned by El Paso Ruby Holding Company, L.L.C., a wholly owned subsidiary of Kinder Morgan, Inc. (KMI), and a group of investment funds managed by Global Infrastructure Partners. Effective at the close of business on April 30, 2014, El Paso Pipeline Partners, L.P. (EPB), an indirect subsidiary of KMI, acquired from KMI the 50% equity interest in us that was held by El Paso Ruby Holding Company, L.L.C.

Basis of Presentation

We have prepared our accompanying unaudited consolidated financial statements in accordance with accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification, the single source of generally accepted accounting principles in the United States and referred to in this report as the Codification. Under such rules, we have condensed or omitted certain information and notes normally included in financial statements prepared in conformity with the Codification. We believe, however, that our disclosures are adequate to make the information presented not misleading.

The consolidated financial statements as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 are unaudited. We derived the balance sheet as of December 31, 2013 from our 2013 audited balance sheet. In addition, our accompanying consolidated financial statements reflect normal adjustments that are, in the opinion of our management, necessary for a fair presentation of our financial results for the interim periods and certain amounts from prior periods have been reclassified to conform to the current presentation. Interim results are not necessarily indicative of results for a full year; accordingly, you should read these consolidated financial statements in conjunction with our audited financial statements and related notes for the year ended December 31, 2013.

We have evaluated subsequent events through June 11, 2014, the date our financial statements are available to be issued.

2. Related Party Transactions
Affiliate Agreements

We have a pipeline capacity agreement with our affiliate, Wyoming Interstate Company, L.L.C. (WIC). Pursuant to this agreement, WIC agreed to offer natural gas transportation services to shippers desiring to transport natural gas volumes to the inlet of our pipeline at Opal, Wyoming by acquiring capacity on other pipelines including our former affiliate, Rockies Express Pipeline. We have agreed to reimburse WIC for any unsubscribed off-system capacity that WIC acquired. We recorded operation and maintenance expenses of $45 thousand and $319 thousand under this agreement for the three months ended March 31, 2014 and 2013, respectively.

We have a construction management agreement and an operation and maintenance agreement with CIG Pipeline Services Company, L.L.C. (the "operator"), our affiliate. These agreements were assigned to a wholly-owned affiliate of EPB in connection with EPB’s acquisition of KMI’s 50% equity interest in us effective as of the close of business on April 30, 2014. Pursuant to the construction agreement, the operator assumed general responsibility to manage, administer and oversee the development and construction of our facilities, including any subsequent expansions, extensions or laterals. We agree to reimburse the operator for internal, overhead and third party costs under this agreement. We paid the operator $412 thousand under this agreement during the three months ended March 31, 2013, which was capitalized as part of property, plant and equipment. During the three months ended March 31, 2014, we received a refund of $147 thousand from the operator under this agreement due to lower third party costs.

Pursuant to the operating agreement and beginning with the in-service date, which occurred in July 2011, the operator assumed the responsibility of operating and maintaining our facilities and any subsequent facilities added for expansions, extensions or laterals as well as certain other commercial, administrative and other functions as identified in the operating agreement. We incurred charges of approximately $3 million and $4 million, respectively, under this agreement for each of the three months ended March 31, 2014 and 2013, which is principally included in “Operations and maintenance” on our Statements of Income.

Other Affiliate Transaction

In conjunction with EPB’s acquisition of KMI’s 50% equity interest in us effective as of the close of business on April 30, 2014, KMI has agreed to indemnify us with respect to a proportionate 50% share of our approximately $1.3 billion in outstanding debt as of April 30, 2014. KMI would be obligated to perform under this indemnity only if we are unable, and our assets were insufficient, to satisfy our obligations.

3. Fair Value
As of March 31, 2014 and December 31, 2013, our financial instruments measured at fair value consisted of our long-term debt and interest rate swaps. We separate the fair values of our financial instruments into levels based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the estimated fair value. We estimated the fair values of our long-term debt and interest rate derivatives primarily based on quoted market prices for the same or similar issues, a Level 2 fair value measurement. Our assessment and classification of an instrument within a level can change over time based on the maturity or liquidity of the instrument and this change would be reflected at the end of the period in which the change occurs. During the three months ended March 31, 2014, there were no changes to the inputs and valuation techniques used to measure fair value of these instruments, or the levels in which they were classified.

The following table reflects the carrying amount and estimated fair value of our debt (in millions):

	March 31, 2014		December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Total debt, including current maturities	$1,273	$1,350	$1,291	$1,350

As of March 31, 2014 and December 31, 2013, the carrying amounts of cash and cash equivalents and current receivables and payables represent fair value because of the short-term nature of these instruments.

Interest Rate Derivatives

Our previous $1.5 billion senior secured credit facility (Credit Facility) had a variable interest rate that exposed us to changes in market-based interest rates. In May 2010, we entered into interest swaps that converted the variable interest rate to fixed interest rate on approximately $1.1 billion of total borrowings under the previous Credit Facility. In February 2012, in conjunction with the extinguishment of our previous Credit Facility, we entered into approximately $1.1 billion of new offsetting interest rate swaps to mitigate the impact of future changes in interest rates on the original swaps. These offsetting interest rate swaps have termination dates ranging from June 2013 to June 2017 which correspond to the estimated principal outstanding on our debt over the terms of these swaps. The intent of the new interest rate swaps was to offset mark-to-market changes in the original interest rate swaps through their settlement dates. However, the new offsetting interest rate swaps may not perfectly achieve the “offset objective” mainly due to the significant liability position of the original interest rate swaps as of February 10, 2012. During the three months ended March 31, 2014 and 2013, we recorded mark-to-market gains of approximately $2 million and $305 thousand, respectively, included within “Interest expense, net” on our Statements of Income, related to the difference between the new offsetting and original interest rate swaps.

As of March 31, 2014 and December 31, 2013, we presented the fair value of our interest rate derivatives on a gross basis on our accompanying Balance Sheets. If we had elected to net derivative contracts subject to counterparty contracts where we have the rights of offset, the impact would have reduced our derivative assets and liabilities by $3 million for both periods.

4. Litigation and Environmental Matters

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. When we determine a loss is probable of occurring and is reasonably estimable, we accrue an undiscounted liability for such litigation based on our best estimate using information available at that time. If the estimated loss is a range of potential outcomes and there is no better estimate within the range, we accrue the amount at the low end of the range. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We disclose contingencies where an adverse outcome may be material, or in the judgment of management, we conclude the matter should otherwise be disclosed. As of March 31, 2014 and December 31, 2013, we had no reserves for legal proceedings.

Environmental Matters

We are subject to environmental cleanup and enforcement actions from time to time. Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in our operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from operations, could result in substantial costs and liabilities to us. We had no accruals for environmental matters as of March 31, 2014 and December 31, 2013. It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters.